EXHIBIT 5.2

Morgan, Lewis & Bockius LLP
101 Park Avenue

New York, NY 10178

March     , 2010

Alma Maritime Limited

Pandoras 13

Glyfada 16674

Athens, Greece

Re:  Alma Maritime Limited, Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special United States counsel for Alma Maritime Limited., a Marshall Islands corporation (the “Company”), in connection with the filing of the registration statement on Form F-1 referenced above (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 11,250,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (and associated preferred stock purchase rights (the “Rights”)), pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as Representatives of the Underwriters.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) the Amended and Restated Certificate of Incorporation of the Company, (b) the Amended and Restated Bylaws of the Company; (c) the Stockholders Rights Agreement (the “Stockholder Rights Agreement”) made and entered into as of March [•], 2010 by and between the Company and American Stock Transfer & Trust Company, as Rights Agent.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion as follows:

To the extent governed by the laws of the State of New York, the Stockholder Rights Agreement has been duly authorized, validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law).

For purposes of the foregoing opinion we have assumed that the Stockholders Rights Agreement, under the laws of the Republic of the Marshall Islands, has been duly authorized, executed and delivered by the parties hereto and constitutes, their legal, valid and binding obligation enforceable against them in accordance with its terms. We have also assumed for purposes of our opinion that (i) the Rights Agent has the requisite organizational and legal power and authority to enter into and perform its obligations under the Stockholders Rights Agreement, (ii) the Stockholders Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and (iii) the Stockholders Rights Agreement constitutes a valid and binding obligation of the Rights Agent. For purposes of the foregoing opinion, we have, with your permission, relied upon the opinion addressed to you dated the date hereof from Cozen O’Connor, to the effect that (i) the Company is a corporation duly incorporated and validly existing under the laws of the Republic of The Marshall Islands, (ii) the Company has the requisite corporate power and authority to enter into and perform its obligations under the Stockholders Rights Agreement, (iii) the Shares have been duly authorized and, when issued and delivered against payment therefore as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable, (iv) the Stockholders Rights Agreement and the issuance of the Rights in respect of the Shares have been duly authorized by the Company, and (v) the Stockholders Rights Agreement has been duly executed and delivered by the Company.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. In particular, we do not purport to pass on any matter governed by the laws of the Republic of the Marshall Islands, Greece, or England.

This opinion may be relied upon by Cozen O’Connor, Marshall Islands counsel to the Company, for the purposes of and to the extent set forth in such firm’s opinion with respect to the Stockholder Rights Agreement addressed to you dated the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,